UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2010

ActivIdentity Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34137	45-0485038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6623 Dumbarton Circle, Fremont, California	94555
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 574-0100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2010, upon the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Board”) of ActivIdentity Corporation (the “Company”), the Board appointed Brad Boston to serve as a director, effective immediately, until his successor is duly elected and qualified.  A copy of the press release issued by the Company announcing the appointment of Mr. Boston to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Boston is not a party to any arrangement or understanding pursuant to which he was selected as a director, nor is Mr. Boston a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Boston will participate in the Company’s non-employee director compensation program.  Pursuant to such program, Mr. Boston will receive, among other things, a quarterly retainer of $7,500 for his service as a member of the Board, and $2,000 for attendance in person at a Board meeting and $1,000 for participation in a Board meeting by telephone.  Mr. Boston was not immediately appointed to serve on any committees of the Board.  When those appointments are made, Mr. Boston will also be eligible to receive a quarterly retainer and meeting fees for his service on such committees in accordance with current Company policy.  The non-employee director compensation program also sets forth guidelines for an annual grant of restricted stock units, in the amount of 25,000 shares for newly elected directors and 15,000 shares for re-elected incumbent directors.  It is the Company’s policy to grant the restricted stock units in connection with the Company’s annual meeting and therefore the Board will consider the grant of restricted stock units to Mr. Boston at that time.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit No.	Description
99.1	Press Release of ActivIdentity Corporation dated January 22, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActivIdentity Corporation
(registrant)

Date: January 22, 2010	By:	/s/ Jacques D. Kerrest
Jacques D. Kerrest
Chief Financial Officer and Chief Operating Officer